Exhibit 99.1

News Release
Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Jon Kimmins, EVP, CFO and Treasurer
Tailored Brands, Inc.

Ken Dennard
Dennard • Lascar Associates

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2016 FIRST QUARTER RESULTS

•                  First quarter 2016 GAAP diluted EPS of $0.03; Adjusted diluted EPS(1) of $0.29

•                  Company reaffirms full-year  guidance

•                  Conference call scheduled for Thursday, June 9th at 9:00 a.m. Eastern time

FREMONT, CA — June 8, 2016 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal first quarter ended April 30, 2016.

First quarter 2016 GAAP diluted earnings per share (“EPS”) were $0.03 and adjusted diluted EPS(1) was $0.29 excluding certain items(1).

Doug Ewert, Tailored Brands president and chief executive officer stated, “Our first quarter results were mixed as we navigated the difficult consumer and retail environment and cycled a strong performance in last year’s first quarter.  While our net sales decline of 6.4% was slightly below our expectation, our focus on lowering operating expenses brought operating income and earnings per share in-line with our plan for the quarter.  Men’s Wearhouse reported a modestly below-plan comparable sales decline of 3.5% while our Jos. A. Bank comparable sales decline of 16% was better than our expectation, despite anniversarying significant Buy-One-Get-Three Free events in the same period last year.  On a GAAP basis, retail operating income decreased $15.4 million.   On an adjusted basis, retail operating income decreased $18.2 million driven by an $18.1 million reduction at Jos. A. Bank.  The decline in Jos. A. Bank results was slightly better than the expectations we previously outlined for 2016.

“Importantly, we are making progress on our transition plan for Tailored Brands.  We are executing on our profit improvement program, organizational realignment, store base rationalization, and cost reductions. We remain committed to stabilizing, resizing, and rebuilding the foundation of the Jos. A. Bank business to a base from which we can profitably grow on a go-forward basis.

“Lastly, I am pleased that business seems to be improving in the second quarter, as evidenced by our May comps.  In May, Men’s Wearhouse posted a comparable sales increase in the mid-single-digit range and Jos. A. Bank and Moores also saw improving trends.  Accordingly, we continue to expect our 2016 annual adjusted EPS to be in the range of $1.55 to $1.85,” stated Ewert.

(1)         See Use of Non-GAAP Financial Measures for additional information.  Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

SALES REVIEW

The table that follows is a summary of total net sales for the first quarter ended April 30, 2016.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.  The Moores comparable sales change is based on the Canadian dollar.  In addition, Jos. A. Bank comparable sales exclude sales from factory stores.  Fiscal 2015 comparable sales shown below for Jos. A. Bank are based on a comparison to Jos. A. Bank’s fiscal 2014 sales, a portion of which was prior to the acquisition on June 18, 2014.

First Quarter Net Sales Summary — Fiscal 2016

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Retail Segment	(7.0)%	$(58.0)	$766.2	92%
Men’s Wearhouse	(3.2)%	$(14.7)	$441.6	53%	(3.5)%	6.8%
Jos. A. Bank	(17.4)%	$(37.6)	$178.5	22%	(16.0)%	(1.1)%
K&G	(1.3)%	$(1.2)	$94.8	11%	0.2%	7.3%
Moores	(9.0)%	$(4.3)	$43.2	5%	(3.9)%	0.8%
MW Cleaners	(1.9)%	$(0.2)	$8.2	1%

Corporate Apparel Segment	2.9%	$1.8	$62.6	8%

Total Company	(6.4)%	$(56.3)	$828.8

Net sales for the first quarter at our largest brand, Men’s Wearhouse, were down 3.2% and comparable sales decreased 3.5% from last year’s first quarter.  Comparable sales decreased 3.5% primarily due to a decrease in average transactions per store and units per transaction partially offset by an increase in average unit retails (net selling prices).  Comparable rental revenue decreased 4.8% in the first quarter of 2016 due to a decrease in unit rentals partially offset by an increase in rental rates.

Jos. A. Bank comparable sales for the first quarter decreased 16.0% primarily due to a decrease in average transactions per store partially offset by higher units per transaction and higher rental revenue.  K&G comparable sales increased 0.2% primarily due to an increase in units sold per transaction offset by lower average transactions per store.  Net sales for Moores, our Canadian retail brand, decreased 9.0% primarily due to unfavorable currency fluctuations.  Moores had a comparable sales decrease of 3.9% due to decreases in both average transactions per store and units sold per transaction driven by weakening macro-economic conditions in Canada, partially offset by an increase in average unit retails.  The Corporate Apparel segment had a sales increase of 2.9% primarily driven by higher sales from existing customers.

FIRST QUARTER GAAP RESULTS

Below is a comparison table and discussion of the condensed consolidated first quarter FY 2016 to first quarter FY 2015 operating results.

Condensed Consolidated First Quarter FY 2016 Comparison to First Quarter FY 2015 Operating Results

	Q1 FY16 $	Q1 FY16 % of Sales	Q1 FY15 $	Q1 FY15 % of Sales	Dollar	Variance %	Basis Points
Net sales:
Retail clothing product	$615,668	74.28%	$666,862	75.34%	$(51,194)	-7.68%	(1.06)
Rental services	99,831	12.04%	103,129	11.65%	(3,298)	-3.20%	0.39
Alteration and other services	50,743	6.12%	54,280	6.13%	(3,537)	-6.52%	(0.01)
Total retail sales	766,242	92.45%	824,271	93.13%	(58,029)	-7.04%	(0.68)
Corporate apparel clothing product	62,580	7.55%	60,818	6.87%	1,762	2.90%	0.68
Total net sales	828,822	100.00%	885,089	100.00%	(56,267)	-6.36%	—

Gross margin(1):
Retail clothing product	345,313	56.09%	372,478	55.86%	(27,165)	-7.29%	0.23
Rental services	83,947	84.09%	87,045	84.40%	(3,098)	-3.56%	(0.31)
Alteration and other services	14,593	28.76%	18,130	33.40%	(3,537)	-19.51%	(4.64)
Occupancy costs	(110,135)	-14.37%	(113,096)	-13.72%	2,961	2.62%	(0.65)
Total retail gross margin	333,718	43.55%	364,557	44.23%	(30,839)	-8.46%	(0.68)
Corporate apparel clothing product	18,123	28.96%	16,995	27.94%	1,128	6.64%	1.02
Total gross margin	351,841	42.45%	381,552	43.11%	(29,711)	-7.79%	(0.66)

Advertising expense	47,928	5.78%	50,656	5.72%	(2,728)	-5.39%	0.06
Selling, general and administrative expenses	272,918	32.93%	275,607	31.14%	(2,689)	-0.98%	1.79

Operating income	30,995	3.74%	55,289	6.25%	$(24,294)	-43.94%	(2.51)

Operating income by segment(1):
Retail	$79,877	10.42%	$95,306	11.56%	$(15,429)	-16.19%	(1.14)
Corporate apparel	2,054	3.28%	1,312	2.16%	742	56.55%	1.12
Shared services	(50,936)	-6.15%	(41,329)	-4.67%	(9,607)	23.25%	(1.48)

Total operating income	$30,995	3.74%	$55,289	6.25%	$(24,294)	-43.94%	(2.51)

(1) As a percent of related sales.

Total net sales decreased 6.4%, or $56.3 million, to $828.8 million.  Retail segment net sales decreased by 7.0%, or $58.0 million.  Corporate apparel sales increased by 2.9% or $1.8 million.

Total gross margin was $351.8 million, a decrease of $29.7 million, or 7.8% due primarily to the decrease in retail segment net sales.  As a percent of sales, total gross margin decreased 66 basis points to 42.5% of net sales primarily due to deleveraging of occupancy costs. Excluding Jos. A. Bank, total gross margin decreased by 15 basis points and retail gross margin decreased 17 basis points.

Advertising expense decreased $2.7 million to $47.9 million but increased slightly by 6 basis points as a percent of sales.

Selling, general and administrative expenses (“SG&A”) decreased $2.7 million to $272.9 million.  As a percent of sales, SG&A increased 179 basis points primarily due to deleveraging from lower sales.

Operating income for the quarter was $31.0 million compared to operating income of $55.3 million last year.

Net interest expense for the first quarter was $26.5 million for both 2016 and 2015.

The effective tax rate for the first quarter was 63.7% for 2016 and 35.8% for 2015.

Net earnings for the quarter were $1.6 million compared to net earnings of $10.4 million last year.  Diluted EPS was $0.03 compared to diluted EPS of $0.21 in the prior year quarter.

FIRST QUARTER ADJUSTED RESULTS (1)

Below is a comparison table and discussion of adjusted operating metrics for first quarter FY 2016 and FY 2015.

Summary of Adjusted First Quarter FY 2016 Metrics Compared to Adjusted First Quarter FY 2015 (1)

	Q1 FY16	Q1 FY16	Q1 FY15	Q1 FY15	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Gross margin (2):
Retail clothing product	$345,290	56.08%	$373,218	55.97%	$(27,928)	-7.48%	0.12
Alteration and other services	14,744	29.06%	18,130	33.40%	(3,386)	-18.68%	(4.34)
Occupancy costs	(110,158)	-14.38%	(112,810)	-13.69%	2,652	2.35%	(0.69)
Total retail gross margin	333,823	43.57%	365,583	44.35%	(31,760)	-8.69%	(0.79)
Total gross margin	351,946	42.46%	382,578	43.22%	(30,632)	-8.01%	(0.76)

Selling, general and administrative expenses	256,521	30.95%	263,985	29.83%	(7,464)	-2.83%	1.12

Operating income	$47,497	5.73%	$67,937	7.68%	$(20,440)	-30.09%	(1.95)
Operating income by segment (2):
Retail	$88,058	11.49%	$106,227	12.89%	$(18,169)	-17.10%	(1.40)
Corporate apparel	2,054	3.28%	1,312	2.16%	742	56.55%	1.12
Shared services	(42,615)	-5.14%	(39,602)	-4.47%	(3,013)	7.61%	(0.67)

Total operating income	$47,497	5.73%	$67,937	7.68%	$(20,440)	-30.09%	(1.95)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) As a percent of related sales.

Total gross margin decreased $30.6 million and decreased 76 basis points.  Retail gross margin decreased $31.8 million primarily due to lower sales and decreased 79 basis points primarily due to occupancy deleverage.  Excluding Jos. A. Bank, total gross margin decreased by 12 basis points and retail gross margin decreased 14 basis points.

On a stand-alone basis, Jos. A. Bank retail clothing product selling margin at full-line stores increased over 400 basis points due to lower product costs and an increase in the average unit retail.

Primarily due to the Company’s cost reduction efforts, SG&A expenses decreased $7.5 million yet deleveraged 112 basis points.

Operating income decreased $20.4 million or 30.1%.

The effective tax rate was 33.7%.

Adjusted net earnings were $13.9 million, or $0.29 adjusted diluted earnings per share.

BALANCE SHEET

Total debt at the end of the first quarter 2016 was approximately $1.66 billion.  The Company made its scheduled $1.8 million payment on its term loan during the quarter.  Subsequent to the end of the quarter, the Company made an additional payment of $35.5 million on its Term Loan.  There were no borrowings outstanding on our revolving credit facility at the end of the first quarter of 2016.

Inventories increased $90.3 million to $1,076.7 million at the end of the first quarter 2016 from $986.5 million at the end of the prior year first quarter, primarily due to higher Jos. A. Bank inventory reflecting lower sales and increased corporate apparel inventory as a result of the American Airlines rollout occurring later in fiscal 2016.

Capital expenditures for the 2016 first quarter were $30.3 million.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, June 9, 2016, management will host a conference call and real time webcast to discuss fiscal 2016 first quarter results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com. A telephonic replay will be available through June 16, 2016 by calling 201-612-7415 and entering the access code of 13635589#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	April 30, 2016		May 2, 2015		January 30, 2016
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse (a)	716	4,031.0	702	3,963.4	714	4,025.7
Jos. A. Bank (b)	615	2,841.2	636	2,923.2	625	2,880.7
Men’s Wearhouse and Tux	153	214.5	207	287.9	160	223.5
The Tuxedo Shop @ Macy’s	148	73.4	—	—	12	6.5
Moores, Clothing for Men	125	785.1	124	783.1	124	779.8
K&G (c)	89	2,091.1	89	2,109.0	89	2,102.1
Total	1,846	10,036.3	1,758	10,066.6	1,724	10,018.3

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14, 15 and 14 franchise stores, respectively.

(c)  82, 81 and 82 stores, respectively, offering women’s apparel.

Tailored Brands, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with over 1,800 stores including tuxedo shops within Macy’s.  The Company’s brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G Fashion Superstores.  Tailored Brands also operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities, domestic and international macro-economic conditions, inflation or deflation, success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans and cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies, the impact of opening tuxedo shops within Macy’s stores, changes in demand for clothing, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our merchandise strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands to disclose material information under the federal securities laws, Tailored Brands undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended April 30, 2016 and May 2, 2015

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2016	Sales	2015	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$615,668	74.28%	$666,862	75.34%	$(51,194)	(7.68)%	(1.06)
Rental services	99,831	12.04%	103,129	11.65%	(3,298)	(3.20)%	0.39
Alteration and other services	50,743	6.12%	54,280	6.13%	(3,537)	(6.52)%	(0.01)
Total retail sales	766,242	92.45%	824,271	93.13%	(58,029)	(7.04)%	(0.68)
Corporate apparel clothing product	62,580	7.55%	60,818	6.87%	1,762	2.90%	0.68
Total net sales	828,822	100.00%	885,089	100.00%	(56,267)	(6.36)%	0.00

Total cost of sales	476,981	57.55%	503,537	56.89%	(26,556)	(5.27)%	0.66

Gross margin (a):
Retail clothing product	345,313	56.09%	372,478	55.86%	(27,165)	(7.29)%	0.23
Rental services	83,947	84.09%	87,045	84.40%	(3,098)	(3.56)%	(0.31)
Alteration and other services	14,593	28.76%	18,130	33.40%	(3,537)	(19.51)%	(4.64)
Occupancy costs	(110,135)	(14.37)%	(113,096)	(13.72)%	2,961	2.62%	(0.65)
Total retail gross margin	333,718	43.55%	364,557	44.23%	(30,839)	(8.46)%	(0.68)
Corporate apparel clothing product	18,123	28.96%	16,995	27.94%	1,128	6.64%	1.02
Total gross margin	351,841	42.45%	381,552	43.11%	(29,711)	(7.79)%	(0.66)

Advertising expense	47,928	5.78%	50,656	5.72%	(2,728)	(5.39)%	0.06
Selling, general and administrative expenses	272,918	32.93%	275,607	31.14%	(2,689)	(0.98)%	1.79

Operating income	30,995	3.74%	55,289	6.25%	(24,294)	(43.94)%	(2.51)

Net interest	(26,489)	(3.20)%	(26,455)	(2.99)%	(34)	0.13%	(0.21)
Loss on extinguishment of debt	—	0.00%	(12,675)	(1.43)%	12,675	(100.00)%	1.43

Earnings before income taxes	4,506	0.54%	16,159	1.83%	(11,653)	(72.11)%	(1.28)

Provision for income taxes	2,869	0.35%	5,790	0.65%	(2,921)	(50.45)%	(0.31)

Net earnings	$1,637	0.20%	$10,369	1.17%	$(8,732)	(84.21)%	(0.97)

Net earnings per diluted common share allocated to common shareholders	$0.03		$0.21

Weighted-average diluted common shares outstanding:	48,621		48,429

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	May 2,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$36,429	$61,802
Accounts receivable, net	83,333	83,169
Inventories	1,076,733	986,457
Other current assets	77,903	165,698

Total current assets	1,274,398	1,297,126
Property and equipment, net	521,144	560,141
Rental product, net	174,240	146,050
Goodwill	121,498	893,435
Intangible assets, net	177,826	664,935
Other assets	7,715	9,764

Total assets	$2,276,821	$3,571,451

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$203,248	$233,066
Accrued expenses and other current liabilities	311,044	291,284
Current portion of long-term debt	42,451	7,000

Total current liabilities	556,743	531,350

Long-term debt, net	1,613,192	1,647,986
Deferred taxes and other liabilities	197,116	412,575

Total liabilities	2,367,051	2,591,911

Shareholders’ (deficit) equity:
Preferred stock	—	—
Common stock	486	485
Capital in excess of par	456,107	442,743
(Accumulated deficit) retained earnings	(535,006)	538,716
Accumulated other comprehensive (loss) income	(11,817)	789
Treasury stock, at cost	—	(3,193)

Total shareholders’ (deficit) equity	(90,230)	979,540

Total liabilities and shareholders’ (deficit) equity	$2,276,821	$3,571,451

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Three Months Ended April 30, 2016 and May 2, 2015

(In thousands)

	Three Months Ended
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,637	$10,369
Non-cash adjustments to net earnings:
Depreciation and amortization	30,306	31,906
Rental product amortization	8,304	7,604
Asset impairment charges	1,162	—
Loss on extinguishment of debt	—	12,675
Amortization of deferred financing costs	1,666	1,796
Amortization of discount on long-term debt	250	340
Loss on disposition of assets	9	424
Other	7,953	12,480
Changes in operating assets and liabilities	(4,852)	(28,609)

Net cash provided by operating activities	46,435	48,985

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,325)	(30,384)
Proceeds from sales of property and equipment	501	—

Net cash used in investing activities	(29,824)	(30,384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(1,750)	(4,500)
Proceeds from asset-based revolving credit facility	204,014	3,000
Payments on asset-based revolving credit facility	(204,014)	(3,000)
Deferred financing costs	—	(3,566)
Cash dividends paid	(8,921)	(8,863)
Proceeds from issuance of common stock	434	908
Tax payments related to vested deferred stock units	(1,247)	(4,506)
Excess tax benefits from share-based plans	—	981
Repurchases of common stock	—	(277)

Net cash used in financing activities	(11,484)	(19,823)

Effect of exchange rate changes	1,322	763

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,449	(459)

Balance at beginning of period	29,980	62,261
Balance at end of period	$36,429	$61,802

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for fiscal first quarter 2016 and 2015.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core operating results, primarily costs related to our store rationalization and profit improvement programs as well as certain items related to the acquisition and integration of Jos. A. Bank.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future operating performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Non-GAAP Adjusted Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended April 30, 2016
Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results

Retail clothing product gross margin	$345,313	$—	$—	$(23)	$(23)	$345,290
Alteration and other services gross margin	14,593	—	151	—	151	14,744
Occupancy costs	(110,135)	541	—	(564)	(23)	(110,158)

Total gross margin	351,841	541	151	(587)	105	351,946

Selling, general and administrative expenses	272,918	(3,082)	(13,010)	(305)	(16,397)	256,521

Operating income(3)	30,995	3,623	13,161	(282)	16,502	47,497

Provision for income taxes(4)	2,869				4,209	7,078

Net earnings	1,637				12,293	13,930

Net earnings per diluted common share allocated to common shareholders	$0.03				$0.26	$0.29

(1) Primarily consisting of severance costs and accelerated depreciation.

(2) Consists of $5.0 million of consulting costs, $3.8 million of severance costs, store closure costs, $2.0 million of store impairment charges and accelerated depreciation, $1.9 million of lease termination costs and $0.5 million of other costs.

(3) Of the $16.5 million in total adjustments to operating income, $8.2 million relates to the retail segment and $8.3 million relates to shared services.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended May 2, 2015
Consolidated Results	GAAP Results	Acquisition & Integration(1)	Purchase Acctg. Allocation (2)	Other(3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$372,478	$—	$740	$—	$740	$373,218
Occupancy costs	(113,096)	—	286	—	286	(112,810)

Total gross margin	381,552	—	1,026	—	1,026	382,578

Selling, general and administrative expenses	275,607	(5,949)	(2,069)	(3,604)	(11,622)	263,985

Operating income(4)	55,289	5,949	3,095	3,604	12,648	67,937

Loss on extinguishment of debt	(12,675)	12,675	—	—	12,675	—

Provision for income taxes(5)	5,790				9,683	15,473

Net earnings	10,369				15,640	26,009

Net earnings per diluted common share allocated to common shareholders	$0.21				$0.33	$0.54

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Consists of depreciation and amortization adjustments resulting from the recognition of intangible assets and step up in fair value for PP&E for Jos. A. Bank.

(3) Primarily consists of $3.7 million of separation costs with a former executive.

(4) Of the $12.6 million in total adjustments to operating income, $10.9 million relates to the retail segment and $1.7 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended April 30, 2016
	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Jos. A. Bank Brand
Gross margin before occupancy	$98,882	$(23)	$98,859
Occupancy costs	(36,402)	(52)	(36,454)

Selling, general and administrative expenses	69,295	(4,849)	64,446

Operating income	(6,815)	(4,774)	(2,041)

GAAP to Non-GAAP Adjusted - Three Months Ended May 2, 2015
	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Jos. A. Bank Brand
Gross margin before occupancy	$121,191	$740	$121,931
Occupancy costs	(38,321)	286	(38,035)

Selling, general and administrative expenses	72,624	(4,740)	67,884

Operating income	10,246	(5,766)	16,012